Exhibit 10.24

CORN PURCHASING AGREEMENT

THIS CORN PURCHASING AGREEMENT (this “CPA”) is made and entered into as of the 22nd day of December, 2006, by Ethanol Grain Processors, LLC, a Tennessee limited liability company (“Buyer”), and Obion Grain Co., Inc., a Tennessee corporation (“Seller”).

WITNESSETH:

WHEREAS, in a contemporaneous transaction, Buyer is acquiring from Seller that certain parcel of land in Obion County, Tennessee, consisting of approximately 230 acres situated on the east side of McDonald Road and the north side of Black Lane Road and lying in the 15th Civil District of Obion County and being part of Parcel 18 Tax Map 113, which Parcel is more particularly described on Exhibit A attached hereto (the “Parcel”); and

WHEREAS, Seller is a seller and supplier of corn;

WHEREAS, Buyer and Seller (each a “Party”; collectively, the “Parties”) desire to: (i) set forth certain obligations of Buyer to purchase corn from Seller; and (ii) make other covenants and agreements, as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the covenants and declarations, as hereinafter set forth, IT IS AGREED as follows:

ARTICLE I

PURCHASING AGREEMENTS

1.                                       Buyer will commit to buy a specific number of bushels (the “Committed Bushels”) of Seller’s fall corn Harvest (defined below) f.o.b. the corn processing and ethanol producing facility to be constructed by Buyer on the Parcel (the “Plant”), up to a maximum of three million five hundred thousand (3,500,000) bushels annually.  The actual number of Committed Bushels will be at Seller’s option and will be set on or before August 15 of each Harvest year.

2.                                       The Committed Bushels will be sold and bought and priced in multiples of 5,000 bushels at 12% above Seller’s actual cost of corn at the time of pricing, delivered to the Plant (i.e., the cost of delivery shall be borne by Seller and is included in the 12% gross margin; and delivery costs to the Plant are not considered part of the actual cost of corn).  Buyer or Buyer’s representatives will have the right from time to time to inspect the records of Seller to determine and verify Seller’s cost of corn.  The Committed Bushels will be priced no later than the end of Harvest.  It is contemplated that pricing will be done during CBOT trading hours.  All Committed Bushels must be #2 yellow corn and be a “commercially acceptable product” in accordance with standards and specifications established by Buyer from season to season.  Buyer’s established grading standards, premium and discounts schedules, and standardized delivery rules and regulations will apply.

3.                                       All Committed Bushels bought by Buyer for deferred delivery will be stored by Seller at the published tariff rates.  Stored corn will be delivered to Buyer at the Plant at the call of Buyer.

4.                                       “Harvest”, for purposes of this CPA, shall be the period when combines are actively bringing corn from the fields.  The commitment of Buyer to purchase corn from Seller under Paragraphs 1 and 2 above shall only exist during Harvest.

5.                                       Buyer shall have no obligation to purchase corn hereunder until it first takes delivery of corn for processing at the Plant.

6.                                       Subject to all terms, provisions and conditions set forth in this CPA, Seller shall be the exclusive supplier to Buyer of all corn obtained from farms, storage facilities or grain elevators, whether commercial or privately owned, in Obion County, Tennessee and/or the counties contiguous thereto (i.e., Lake, Dyer, Gibson and Weakley Counties in Tennessee; and Fulton, Hickman and Graves Counties in Kentucky); provided, that only the Committed Bushels will be priced as set forth in Paragraph 2 above.

7.                                       Notwithstanding any term, provision or condition to the contrary set forth in this CPA, Seller and Buyer further agree as follows:

(a)                                  It is the expectation of the Parties that Seller’s price of all corn (including, without limitation, the Committed Bushels) will be at or less than the price (in the ordinary course of business) of other commercially reasonable alternatives;

(b)                                 The National Grain and Feed Association trade rules shall apply to the sale and purchase of all corn under this CPA;

(c)                                  Buyer and Seller shall work together in good faith to develop efficient and effective policies and procedures related to the purchasing and delivery of corn under this CPA, and agree that such policies and procedures shall be subject to annual review of both parties; and

(d)                                 This CPA shall expire upon either Party or its respective successors or assigns ceasing operations permanently, or by mutual consent.

8.                                       Concurrently with the execution and exchange of this CPA, the parties shall execute and exchange a Memorandum of Agreement, substantially in the form attached in Exhibit B attached hereto, in recordable form, which Memorandum of Agreement shall be recorded in the real estate records in the Register’s Office of Obion County, Tennessee immediately after the recording of the lien(s) of the Plant Financing (defined below).

ARTICLE II

DEFAULT AND REMEDIES

Enforcement of this CPA shall be governed by the Rules of the National Grain and Feed Association in effect from time to time.  If the National Grain and Feed Association shall ever cease to exist or cease to promulgate Rules, the Parties will negotiate in good faith to adopt mutually acceptable comparable rules to govern enforcement of this CPA.

ARTICLE III

MISCELLANEOUS

1.                                       Benefits.  Each and all of the provisions of this CPA on the Parties’ part to be performed (whether affirmative or negative in nature) are intended to and shall inure to the benefit of and bind each and every Party, their successors and assigns.

2.                                       Estoppel Certificate.  Each Party hereby severally covenants that upon written request of any other Party, it will issue to such other Party, or to any lender of either Party, or any other person or entity specified by such requesting Party, within 30 days, an estoppel certificate stating: (i) whether the Party to whom the request has been directed knows of any default under this CPA, and if there are known defaults, specifying the nature thereof; (ii) whether to its knowledge this CPA has been assigned, modified or amended in any way (and if it has, then stating the nature thereof); and (iii) that to the Party’s knowledge this CPA as of that date is in full force and effect.  Such statement shall act as a waiver of any claim by the Party furnishing it to the extent such claim is based upon facts contrary to those asserted in the statement and to the extent the claim is asserted against a bona fide purchaser for value without knowledge of facts to the contrary of those contained in the statement, and who has acted in reasonable reliance upon the statement.

3.                                       Assignment; Subordination.  Seller acknowledges and agrees that Buyer may assign its interest in this Agreement by operation of law or otherwise (including, without limitation, to any new owner of the Plant); provided, however, that Buyer shall cause the assignee in any such instance to assume all of the obligations of Buyer hereunder.  The Parties acknowledge and agree that, prior to and/or upon the ultimate completion of the construction of the Plant, Buyer shall obtain certain financing (the “Plant Financing”) relative to the construction and operation of the Plant, and that such Plant Financing shall be secured by a first priority lien on the Parcel (including, without limitation, the Plant).  The lien of the Plant Financing (including any and all extension(s), increase(s), modification(s), amendment(s) or refinancing(s) of all or any portion of same) shall be and shall remain superior in all respects to this CPA.  Without limitation of the foregoing, Seller acknowledges and agrees that: (i) the Plant Financing may be replaced in whole or in part from time to time (including, without limitation, by so-called permanent, take-out and/or replacement financing) and (A) such replacement(s) shall constitute Plant Financing for all purposes of this CPA, and (B) the lien(s) of the same shall have the same status as the lien of the Plant Financing and shall be and shall remain superior in all respects to this CPA; and (ii) any mortgagee, beneficiary and/or holder (as applicable) of and/or under the Plant Financing (including any and all extension(s), increase(s), modification(s), amendment(s) or refinancing(s) of all or any portion of same) shall have the ongoing right to sell, assign or otherwise alienate or transfer the loan(s) constituting all or a portion of the same without impairing the priority of its lien.  Except as set forth in the preceding sentences of this paragraph, this CPA shall be superior to any present or future mortgage, deed of trust, ground lease, or other encumbrance of all or any part of the Parcel; provided, however, that Seller agrees to subordinate this CPA upon request to any present or future mortgage, deed of trust, ground lease, or other encumbrance of the Parcel on the condition precedent that the applicable mortgagee, trustee, ground lessor, or other holder executes an agreement acceptable to Seller providing that, so long as no event of default by Seller has occurred, Seller’s rights under this CPA shall not be disturbed, and shall survive any and all actions taken by, the mortgagee, trustee, ground lessor, or other holder.  Additionally, Seller agrees to attorn to and recognize any successor to Buyer pursuant to any mortgage, deed of trust, ground lease, or other encumbrance of the Parcel with respect to which a nondisturbance agreement acceptable to Seller has been executed and recorded.  The obligations of Buyer under this CPA may be severed from the Parcel only with the written consent of both Parties.

4.                                       Governing Laws.  Except as otherwise provided in Article II, this CPA shall be construed in accordance with the laws of the State of Tennessee and any applicable federal or local laws and regulations.

5.                                       Notices.  Notices required under this CPA shall be in writing and deemed to be properly served on receipt thereof if sent by certified or registered mail or by a commercially recognized overnight delivery service to the following addresses or at such other address as may hereafter be specified by the Parties:

Buyer:	Ethanol Grain Processors, LLC
1918 McDonald Road
Rives, Tennessee 38253
Attn: James K. Patterson

With Copy To:	Bone McAllester Norton PLLC
511 Union Street, Suite 1600
Nashville, Tennessee 37219
Attn: Ken M. Larish

Seller:	Obion Grain Co.
6th at Palestine
Obion, Tennessee 38240
Attn: General Manager

With Copy To:	Warner Law Firm PLC
308 W. Church Street
Union City, Tennessee 38261
Attn: John L. Warner, Jr.

All notices sent for the purpose of notifying a Party or Occupant of a default under to the terms of this CPA must state the following (i) the nature of the default including the relevant article and section of this CPA, (ii) the period within which the defaulting Party must cure the default, and (iii) the consequences of failing to cure the default.

A change in the identity or address of a person entitled to notice shall be effective two (2) days following the sending of notice of change to the Parties or as of such later time as the notice of change shall specify.

6.                                       Partnership.  Neither anything in this CPA contained nor any acts of the Parties hereto shall be deemed or construed by the Parties hereto, or any of them, or by any third person, to create the relationship of principal and agent, or of partnership, or of joint venture, or of any association between any of the Parties to this CPA.

7.                                       Severability.  The invalidity or unenforceability of any particular provision of this CPA shall not affect the other provisions hereof, and this CPA shall be construed in all respects as if such invalid or unenforceable provision were omitted, provided, however, that if the invalidity or unenforceability of any such provision shall deprive any Party of the economic benefit intended to be conferred by this CPA, the Parties shall negotiate in good faith to develop a structure, the economic effect of which is as nearly as possible the same as the economic effect of this CPA.

8.                                       Captions.  The captions of the paragraphs and Articles of this CPA are for convenience only and shall not be considered nor referred to in resolving questions of interpretation and construction.

9.                                       EXHIBITS.  THE EXHIBITS TO THIS CPA ARE AN INTEGRAL PART HEREOF AND BY THIS REFERENCE ARE INCORPORATED AS THOUGH FULLY SET FORTH HEREIN.

10.                                 Amendment.  This CPA may be amended only by written agreement of both Parties.

11.                                 Entire Agreement.  This CPA represents the entire and integrated agreement between the Parties with respect to the subject matter hereof, and it supersedes all prior negotiations, discussions, representations and/or agreements, whether written or oral (including, without limitation, those set forth in that certain Option Agreement, dated and effective November 2, 2005, by and between Buyer and Seller pertaining to the purchase and sale of the Parcel).  This Agreement may be amended or modified only by written document signed by authorized representatives of both Parties.

[The signature page follows immediately hereafter.]

IN WITNESS WHEREOF, Buyer and Seller have executed this CPA as of the date first written above under seal.

Buyer:

ETHANOL GRAIN PROCESSORS, LLC,
a Tennessee limited liability company

By:	/s/ James K. Patterson
James K. Patterson
Chief Executive Officer

Seller:

OBION GRAIN CO., INC.,
a Tennessee corporation

By:	/s/ James Baxter Sanders
James Baxter Sanders
President